Filed Pursuant to Rule 424(b)(5)
Registration No. 333-193070

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2015

Preliminary Prospectus Supplement

(To Prospectus dated December 24, 2013)

$

Ally Financial Inc.

$             % Senior Notes due

$             % Senior Notes due

This is an offering of $                             aggregate principal amount of     % Senior Notes due              (the “             notes”) and $                             aggregate principal amount of     % Senior Notes due              (the “             notes” and, together with the              notes, the “notes”) of Ally Financial Inc. (“Ally”). The              notes will bear interest at a rate of     % per year and the              notes will bear interest at a rate of     % per year. Ally will pay interest on (i) the              notes semi-annually on              and             , in cash in arrears, of each year, beginning on             , 2015 and (ii) the              notes semi-annually on              and             , in cash in arrears, of each year, beginning on             , 2015. The              notes will mature on             ,             and the              notes will mature on             ,             .

Each series of notes will be unsubordinated unsecured obligations of Ally and will rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness and senior in right of payment to all existing and future indebtedness that by its terms is expressly subordinated to such notes. Each series of notes will be effectively subordinated to all existing and future secured indebtedness of Ally to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally, to the extent of the value of the assets of those subsidiaries.

Each series of notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Neither the          notes nor the          notes will be listed on any exchange, listing authority or quotation system. Currently, there is no public market for either series of notes. Neither the              notes nor the              notes are subject to redemption prior to maturity and there is no sinking fund for either series of notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 and incorporated by reference herein to read about risks you should consider before buying the notes.

	Per note		Total	Per note		Total
Price to public(1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Ally		%	$		%	$

(1)	Plus accrued interest, if any, from May , 2015.

The notes are not savings or deposit accounts of Ally or any of its subsidiaries, and are not insured by the Federal Deposit Insurance Corporation or any other government agency or insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each series of notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank, SA/NV and Clearstream Banking, société anonyme, on or about May     , 2015.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley

May     , 2015

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates.

The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any free writing prospectus comes should inform themselves about and observe such restrictions. This prospectus supplement, the accompanying prospectus or any free writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References in this prospectus supplement to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires, and the term “Ally” refers only to Ally Financial Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by our subsequent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Incorporation by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and should consider all uncertainties and risks discussed, including those under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data included in this prospectus supplement and in the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus supplement. It does not contain all of the information that is important to you. You should read both this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference, to understand fully the terms of the notes, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page S-9 and incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page S-1.

Ally Financial Inc.

Ally Financial Inc. is a leading, independent, diversified financial services firm with $153.5 billion in assets as of March 31, 2015. Founded in 1919, we are a leading financial services company with more than 95 years of experience providing a broad array of financial products and services, primarily to automotive dealers and retail customers. We operate as a financial holding company and a bank holding company. Our banking subsidiary, Ally Bank, is an indirect, wholly-owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (internet, telephone, mobile, and mail) banking market, with total assets of $104.5 billion and deposits of $60.6 billion as of March 31, 2015.

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is (866) 710-4623.

Our Business

Our Dealer Financial Services operations offer a wide range of financial services and insurance products to over 17,000 automotive dealerships and approximately 4.4 million of their retail customers. We have deep dealer relationships that have been built over our more than 95-year history, and we are leveraging competitive strengths to expand our dealer footprint. Our dealer-focused business model encourages dealers to use our broad range of products through incentive programs like our Ally Dealer Rewards program, which rewards individual dealers based on the depth and breadth of our relationship. Our automotive finance services include providing retail installment sales contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet financing, and vehicle remarketing services. We also offer retail vehicle service contracts and commercial insurance primarily covering dealers’ wholesale vehicle inventories. We are a leading provider of vehicle service contracts, guaranteed automobile protection and maintenance coverage.

Ally Bank, our direct banking platform, is focused on the continued prudent expansion of assets and further building a stable deposit base through growing and deepening relationships with its over 950,000 primary customers driven by its compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through direct banking via internet, telephone, mobile and mail channels. Ally Bank offers a full spectrum of deposit product offerings including savings and money market accounts, certificates of deposit, interest-bearing checking accounts, trust accounts, and individual retirement accounts. We continue to expand the deposit product offerings and accessibility in our banking platform in order to meet customer needs. Ally Bank funded $6.9 billion of finance receivables, loans, and operating leases during the three months ended March 31, 2015. Additionally, during the three months ended March 31, 2015, the deposit base at Ally Bank grew $2.7 billion, an increase of 5% from December 31, 2014. Ally Bank’s assets and operating results are divided between our Automotive Finance operations, Mortgage operations and Corporate Finance business based on its underlying business activities.

For more information about our lines of business, please refer to “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as any descriptions of our business in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein.

Recent Development

Concurrent Tender Offers

Concurrently with this offering, we launched cash tender offers for up to an aggregate of $700,000,000 principal amount of (i) our 8.000% Senior Guaranteed Notes due 2020, (ii) our 7.500% Senior Guaranteed Notes due 2020, (iii) our 8.000% Senior Notes due 2031, (iv) our 5.500% Senior Guaranteed Notes due 2017 and (v) our 6.250% Senior Guaranteed Notes due 2017 (the “Tender Offers”). The net proceeds from this offering will be used to fund the Tender Offers. See “Use of Proceeds.” While the Tender Offers are conditioned upon, among other things, the consummation of this offering, this offering is not conditioned upon the consummation of the Tender Offers. The Tender Offers are not being made pursuant to this prospectus supplement.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010 were 1.40, 1.43, 1.10, 1.13, 0.96 and 0.95, respectively. See “Ratio of Earnings to Fixed Charges.”

Summary of the Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

For a description of certain considerations that should be taken into account in connection with an investment in the notes, see “Risk Factors” beginning on page S-9.

Issuer	Ally Financial Inc.

Notes Offered	$ aggregate principal amount of % Senior Notes due and $ aggregate principal amount of % Senior Notes due .

Maturity Date	The notes will mature on , and the notes will mature on , .

Interest

The              notes will bear interest at a rate of     % per year, payable semi-annually, in arrears, on                      and                      of each year, commencing on             , 2015. The              notes will bear interest at a rate of     % per year, payable semi-annually, in arrears, on                      and                      of each year, commencing on                     , 2015.

Ranking	Each series of notes will constitute unsubordinated unsecured indebtedness of Ally.

Each series of notes will:

•	rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness;

•	rank senior in right of payment to all of Ally’s existing and future indebtedness that by its terms is expressly subordinated to such notes;

•	be effectively subordinated to Ally’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of Ally’s subsidiaries to the extent of the value of the assets of such subsidiaries.

As of March 31, 2015, the Company had approximately $73.2 billion in principal amount of total debt outstanding, consisting of $26.3 billion and $46.9 billion in principal amount of unsecured and secured debt, respectively. As of March 31, 2015, Ally on a standalone basis had approximately $25.2 billion in aggregate principal amount of total debt outstanding, all of which was unsecured.

Redemption	The notes are not subject to redemption prior to maturity and the notes are not subject to redemption prior to maturity.

Certain Covenants	The indenture governing each series of notes contains covenants that, among other things,

•	limit Ally’s ability to:

•	grant liens on its assets to secure indebtedness without equally and ratably securing such notes; and

•	merge or consolidate, or transfer or dispose of all or substantially all of its assets; and

•	require Ally to provide certain periodic and interim reports to the holders of such notes.

Each series of notes will contain covenants that will, among other things:

•	limit the ability of Ally and its subsidiaries to make payments to holders of such notes in return for a consent, waiver or amendment to the terms of such notes; and

•

require Ally to provide certain additional financial information to the holders of such notes and to prospective investors, upon their request, under certain circumstances, as described in the last sentence of “Description of Notes—Certain Covenants—SEC Reports and Reports to Holders.”

No Prior Market

The notes of each series will be new securities for which there is no market. Although the underwriters have advised us that they intend to make a market in each series of notes, they are not obligated to do so, and any market making with respect to such notes may be discontinued without notice. We do not intend to list either series of notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for either series of notes will develop or be maintained.

Use of Proceeds

We intend to use the net proceeds from this offering to fund the Tender Offers, including to pay accrued and unpaid interest on the notes subject to the Tender Offers, any tender premiums and related fees and expenses. If the Tender Offers are not completed or if there are remaining proceeds following completion of the Tender Offers, we expect to use the proceeds from this offering or the remaining proceeds, as the case may be, for general corporate purposes. See “Use of Proceeds.”

Considerations for Benefit Plan Investors	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain Benefit Plan and IRA Considerations.”

Risk Factors	For a discussion of risks that you should consider carefully before making an investment in the notes, please read “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        , after deducting the underwriting discount and before estimated offering expenses payable by us. We estimate that our expenses, other than the underwriting discount, will be approximately $        .

We intend to use the net proceeds from this offering to fund the Tender Offers, including to pay accrued and unpaid interest on the notes subject to the Tender Offers, any tender premiums and related fees and expenses. This offering is not conditioned upon consummation of the Tender Offers. If the Tender Offers are not completed or if there are remaining proceeds following completion of the Tender Offers, we expect to use the proceeds from this offering or the remaining proceeds, as the case may be, for general corporate purposes. Pending the application of the proceeds, we may invest the proceeds in short-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges were as follows for the periods presented:

	Three months ended March 31, 2015	Year ended December 31,
		2014(a)	2013(a)	2012(a)	2011(a)	2010(a)
Ratio of earnings to fixed charges(b)	1.40	1.43	1.10	1.13	0.96	0.95

(a)

During 2013 and 2012, certain disposal groups met the criteria to be presented as discontinued operations. For all periods presented, the operating results for these operations have been removed from continuing operations. We report these businesses separately as discontinued operations in the Condensed Consolidated Financial Statements. Refer to Note 2 to the Condensed Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(b)

The ratio indicates a less than one-to-one coverage for the years ended December 31, 2011 and 2010. Earnings available for fixed charges for the years ended December 31, 2011 and 2010 were inadequate to cover fixed charges. The deficient amounts for the ratio were $183 million and $244 million for the years ended December 31, 2011 and 2010, respectively.

RISK FACTORS

Your decision whether to acquire any notes will involve risk. The risks described below are intended to highlight risks that are specific to the notes being offered, but are not the only risks we face.

You should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, including the discussion in our periodic and current reports including all of the risks discussed in the “Risk Factors” section thereof, before deciding whether to participate in the offering of the notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to the Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness, which requires significant interest and principal payments. As of March 31, 2015, we had approximately $73.2 billion in principal amount of indebtedness outstanding. We may incur additional indebtedness from time to time. If we do so, the risks related to our high level of indebtedness could be increased.

Our substantial level of indebtedness could have important consequences to holders of the notes of either series, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•

limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our banking and insurance subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

Our subsidiaries will not guarantee the notes of either series and will not be restricted under the indenture for the notes. Your right to receive payments on the notes is effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Our subsidiaries will not guarantee the notes of either series and will not be restricted under the indenture for the notes. Accordingly, in the event of a bankruptcy or insolvency, the claims of creditors of our subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries. None of our subsidiaries, or any of their respective subsidiaries, has any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The notes of each series and the indenture will permit us to sell our interests in (through merger, consolidation or otherwise) our subsidiaries, or sell all or substantially all of the assets of any of our subsidiaries, in each case, without the consent of the holders of the notes in certain circumstances.

Our less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements. As a result, we may not be able to access their cash flows to service our debt obligations, including obligations in respect of the notes.

Each series of notes will be effectively subordinated to our existing and future secured indebtedness which is secured by a lien on certain of our assets.

As of March 31, 2015, we had approximately $46.9 billion in aggregate principal amount of secured indebtedness outstanding. The notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the indebtedness represented by the notes, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our secured creditors will have a superior claim to the applicable collateral. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. The existing and future liabilities of our subsidiaries will be structurally senior to the indebtedness represented by each series of notes to the extent of the value of the assets of such subsidiaries.

In addition, if we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes of either series.

Each series of notes is an issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes of each series, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for any notes will depend upon, among other things, the number of holders of such notes, our performance, the market for similar securities, the interest of securities dealers in making a market in such notes and other factors. A liquid trading market may not develop for any notes. If a market develops for any notes, such notes could trade at prices that may be lower than the initial offering price of such notes. If an active market does not develop or is not maintained, the price and liquidity of such notes may be adversely affected. Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

A court could deem the issuance of the notes to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes.

In a bankruptcy proceeding by Ally, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy under applicable fraudulent transfer laws, within the applicable limitation period, which are typically longer than two years. In bankruptcy, a representative of the estate may also assert such claims. If a court were to find that Ally issued the notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes. In addition, under such circumstances, the value of any consideration holders received with respect to the notes could also be subject to recovery from such holders and possibly from subsequent transferees.

Therefore, a note could be voided, or claims in respect of a note could be subordinated to all other debts of Ally, if Ally at the time it incurred the indebtedness evidenced by the notes received less than reasonably equivalent value or fair consideration for the issuance of such notes, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which Ally’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Ally would be considered to be insolvent. If a court determined that Ally was insolvent after giving effect to the issuance of the new securities, it could void either or both series of notes, or potentially impose other forms of damages.

With respect to certain actions under the indenture governing the notes, holders of each series of notes will vote together as a single class with holders of all other debt securities issued under the indenture governing the notes that are adversely affected by such actions; therefore the voting interest of a holder of notes under the indenture with respect to such actions will be diluted.

For purposes of the indenture governing each series of notes, the notes of each series offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the notes other than those actions affecting only a particular series of notes will require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Modification of the Indenture.” Consequently, any action requiring the consent of holders of notes under the indenture governing the notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of such notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of either series of notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the notes which could further dilute the individual voting interest of each holder of the notes with respect to such actions.

CAPITALIZATION

The following table sets forth on a consolidated basis:

•	the actual capitalization of Ally as of March 31, 2015; and

•	the adjusted capitalization of Ally as of March 31, 2015 on an as adjusted basis to reflect the issuance of the notes.

This table does not give effect to the Tender Offers.

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this prospectus supplement and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference into this prospectus supplement.

	As of March 31, 2015
	Actual	As Adjusted
	(in millions)
Cash and cash equivalent	$7,636		$(1)

Short-term debt:
Secured	2,966
Unsecured	3,481

Total short-term debt	6,447

Long-term debt:
Secured
Due within one year	10,266
Due after one year	33,647

Total secured long-term debt	43,913

Unsecured
Due within one year	3,152
Due after one year(2)	18,695
New % senior notes due	—		(3)
New % senior notes due	—		(4)

Total unsecured long-term debt	21,847

Total long-term debt	65,760
Total equity	15,934		(5)

Total capitalization	$81,694	$

Totals may not add up due to rounding.

(1)

Reflects the proceeds of the issuance of the              notes and the              notes offered hereby at their respective issue prices before deducting offering expenses but after deducting the applicable underwriters’ discount less cash used for the redemption of certain outstanding preferred securities subsequent to March 31, 2015.

(2)	Balance includes $476 million of fair value adjustments that was unallocated on March 31, 2015, which is required to balance total debt.
(3)	Reflects the issuance of the notes offered hereby at their issue price.
(4)	Reflects the issuance of the notes offered hereby at their issue price.
(5)	Reflects the redemption of certain outstanding preferred securities subsequent to March 31, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical financial information for Ally on a consolidated basis. The consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data at December 31, 2014 and 2013 are derived from, and qualified by reference to, our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of income data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data at December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. The condensed consolidated statement of income data for the nine months ended March 31, 2015 and 2014 and the condensed consolidated balance sheet data at March 31, 2015 and 2014 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement and should be read in conjunction with those condensed consolidated financial statements and notes thereto.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes, which are incorporated by reference in this prospectus supplement.

	At and for the three months ended March 31,		At and for the year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)		($ in millions)
Financial statement data
Statement of income data:
Total financing revenue and other interest income	$2,084	$2,075	$8,391	$8,093	$7,342	$6,671	$7,156
Interest expense	612	712	2,783	3,319	4,052	4,606	4,832
Depreciation expense on operating lease assets	622	542	2,233	1,995	1,399	941	1,251

Net financing revenue	850	821	3,375	2,779	1,891	1,124	1,073
Total other revenue	243	321	1,276	1,484	2,574	2,288	2,672

Total net revenue	1,093	1,142	4,651	4,263	4,465	3,412	3,745
Provision for loan losses	116	137	457	501	329	161	361
Total noninterest expense	695	713	2,948	3,405	3,622	3,428	3,621

Income (loss) from continuing operations before income tax expense (benefit)	282	292	1,246	357	514	(177)	(237)
Income tax expense (benefit) from continuing operations	103	94	321	(59)	(856)	42	97

Net income (loss) from continuing operations	179	198	925	416	1,370	(219)	(334)

Income (loss) from discontinued operations, net of tax	397	29	225	(55)	(174)	62	1,363

Net income (loss)	$576	$227	$1,150	$361	$1,196	$(157)	$1,029

Balance sheet data:
Total assets	$153,524	$148,452	$151,828	$151,167	$182,347	$184,059	$172,008
Long-term debt	$65,760	$68,295	$66,558	$69,465	$74,561	$92,885	$86,703
Total equity	$15,934	$14,459	$15,399	$14,208	$19,898	$19,280	$20,398

DESCRIPTION OF NOTES

In this description, references to “Ally,” “we,” “our,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue     % Senior Notes due          (the “             notes”) and     % Senior Notes due              (the “             notes” and, together with the              notes, the “notes”), each under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Each series of notes will constitute a separate series of notes from those series previously issued under such Indenture. Those terms of a series of notes that differ from or that are in addition to the terms of the Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of notes. For the purposes of amending or modifying the Indenture, the holders of the notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the Indenture (together with the notes, the “Debt Securities”).

The following description is a summary of certain provisions of the Indenture and the notes. It does not restate the Indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Indenture at Ally’s address set forth under “Incorporation by Reference; Where You Can Find More Information.”

Each series of notes will be issued in fully registered book-entry form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. Each series of notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

The notes of each series offered hereby will be issued on or about May     , 2015.

Principal Amount; Maturity and Interest

Ally will issue the              notes offered by this prospectus supplement in an initial aggregate principal amount of $                             and the              notes offered by this prospectus supplement in an initial aggregate principal amount of $                            . The              notes will mature on             ,              and the              notes will mature on             ,         .

Each series of notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

The              notes will bear interest at a rate of     % per year and the              notes will bear interest at a rate of     % per year. Interest on the              notes will be payable semi-annually, in cash in arrears, on              and              of each year, beginning on             , 2015, and interest on the              notes will be payable semi-annually, in cash in arrears, on              and              of each year, beginning on             , 2015, in each case to the persons in whose name the applicable notes are registered at the close of business on the date that is one calendar day immediately preceding such interest payment date. Interest on each series of notes will be computed on the basis of a 360-day year of twelve 30-day months.

The “regular record date” for payments is the calendar day immediately preceding the relevant interest payment date.

Interest on each series of notes will accrue from and including the date such notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for with respect to such notes to but excluding the relevant interest payment date.

If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

No Guarantees

None of Ally’s subsidiaries will guarantee the notes of either series.

Ranking

Each series of notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to such notes. Each series of notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt. As of March 31, 2015, Ally and its direct and indirect subsidiaries on a consolidated basis had approximately $73.2 billion in principal amount of total debt outstanding, consisting of $26.3 billion and $46.9 billion in principal amount of unsecured and secured debt, respectively. As of March 31, 2015, Ally on a standalone basis had approximately $25.2 billion in aggregate principal amount of total debt outstanding, all of which was unsecured.

Each series of notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of subsidiaries of Ally to the extent of the value of the assets of such subsidiaries.

Redemption

Neither the              notes nor the              notes are subject to redemption prior to maturity, and there is no sinking fund for the notes of either series.

Certain Covenants

Limitation on Liens

The Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal (and premium, if any) due under the Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes of a series of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes of such series which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the Indenture

The Indenture contains provisions permitting Ally and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected; or

•

reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture.

The Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Debt Securities;

•

to permit or facilitate the issuance of Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of any Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of the notes of a series shall vote as a separate class with respect to amendments, modifications or waivers affecting only the notes of such series (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in the notes of each series: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other Debt Securities shall not have any voting rights with respect to such matters as they relate to the notes of such series.

Events of Default

An event of default with respect to the notes of each series is defined in the Indenture as being (the “Indenture Events of Default”):

•	default in payment of any principal or premium, if any with respect to the notes of such series;

•	default for 30 days in payment of any interest with respect to the notes of such series;

•

default in the performance of any other covenant in the Indenture or the notes of such series for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the notes of such series at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

In case any of the first, second or third Indenture Events of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities affected thereby then outstanding may declare the principal amount of all of the Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Indenture Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Debt Securities to be due and payable. Any Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the applicable notes, or of all the outstanding Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of each series of notes shall vote as a separate class from the holders of the other Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only the notes of such series and no other series of Debt Securities.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The Indenture shall cease to be of further effect with respect to the notes of a series if at any time (a) Ally shall have delivered to the Trustee for cancellation all notes of such series theretofore authenticated (other than any notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Indenture by Ally with respect to such notes.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of either series of notes, create and issue further notes ranking equally with the notes of a series offered by this prospectus supplement in all respects, or in all respects except for the issue date and price to public, payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes of such series offered by this prospectus supplement and have the same terms as to status, redemption or otherwise as the notes of such series offered by this prospectus supplement, provided that if such additional notes of a series are not fungible with the original notes of such series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Concerning the Trustee

The Trustee for each series of notes will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to the notes of such series. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 7W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The Indenture provides that the Trustee, prior to the occurrence of an Event of Default of the notes of a series and after the curing of all such Events of Default of such notes which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. If any such Event of Default has occurred (which has not been cured) with respect to the notes of a series, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of notes of either series with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Indenture is and each series of notes will be governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Except as set forth below, the notes of each series will be issued in registered global form (the “Global Notes”) without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes of the applicable series in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes of each series may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes of the applicable series registered in their names, will not receive physical delivery of notes of the applicable series in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing such notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the applicable notes. Under the terms of the indenture governing each series of notes, we and the Trustee will treat the persons in whose names the applicable notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of such notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the applicable notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes of the applicable series in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes of such series represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing such notes, and in accordance with the certification requirements set forth in the indenture governing such notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless we determine otherwise in compliance with applicable law.

Same-Day Settlement and Payment

Payments in respect of any notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to any notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Any notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of any notes offered by this prospectus supplement, holding and, to the extent relevant, disposition of such notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and, to the extent relevant, disposition of any notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The purchase and/or holding of any notes by an ERISA Plan with respect to which Ally or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of such notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more or receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that such notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of any notes will be deemed to have represented and warranted that either (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold such notes constitutes assets of any Plan or (ii) the purchase and holding of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that:

•

are purchased in this offering by initial investors at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	are held as capital assets within the meaning of Section 1221 of the Code.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as:

•	a financial institution (such as a bank or an insurance company);

•	a tax-exempt entity;

•	a dealer in securities;

•	a person holding notes as part of a “straddle” or an integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	a U.S. expatriate; or

•	a person subject to the alternative minimum tax.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend upon your activities and the status of the partners. If you are a partner in a partnership holding notes, you are urged to consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis.

This summary does not discuss unearned income Medicare contribution taxation under Section 1411 of the Code, any aspect of state, local, or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation).

If you are considering the purchase of notes, you are urged to consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” You are a “U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Retirement or Other Disposition

Upon the sale, retirement or other disposition of a note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and your tax basis in the note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as interest, as described under “Payments of Interest” above.

Gain or loss realized on the sale, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other disposition, the note has been held for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the proceeds from a sale, retirement or other disposition of the notes. You will be subject to U.S. backup withholding on these payments if you fail timely to provide your correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Subject to the discussion below concerning effectively connected income, backup withholding and FATCA withholding:

•	Payments of interest on the notes will not be subject to U.S. federal income tax (including 30% U.S. federal withholding tax), provided that:

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Ally entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to Ally through stock ownership; and

•	you have fulfilled the certification requirement described below.

•

You will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other disposition of a note, unless (i) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below, or (ii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate).

The certification requirement described above generally will be satisfied if you certify on an appropriate IRS Form W-8 (or other appropriate form), under penalties of perjury, that you are not a U.S. person.

If you are engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of that trade or business, (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with interest payments on the notes. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may be filed with the IRS in connection with the payment of proceeds of a sale, retirement or other disposition of a note, and you may be subject to backup withholding with respect to payments on your notes or on the proceeds from the sale, retirement or other disposition of a note. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to legislation commonly referred to as “FATCA” and regulations promulgated thereunder, payments to foreign entities of interest on and the gross proceeds of dispositions of debt obligations of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Accordingly, withholding under FATCA generally will apply to payments of interest on the notes, as well as to payments of gross proceeds from the sale or other disposition of such notes occurring on or after January 1, 2017 (including redemption at maturity). You should consult your tax adviser regarding the possible effect of this withholding tax on your investment in the notes.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the entire principal amount of the notes indicated in the following table.

Name of Underwriter	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$	$
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Total	$	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes of each series if any of them are purchased.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at those prices less a concession not in excess of     % per              note and     % per              note. Any such dealers may resell such notes to certain other brokers or dealers at a discount of up to     % per              note and     % per              note from the applicable public offering price.

The underwriters initially propose to offer the notes of each series to the public at the public offering prices that appear on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms with respect to one or both series of notes. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•

we will not, during the offering of the notes, without the prior written consent of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any debt securities issued or guaranteed by us and having a tenor of more than one year; and

•

we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

	Per note		Total	Per note		Total
Price to public(1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Ally		%	$		%	$

(1)	Plus accrued interest, if any, from May , 2015.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $         and are payable by us.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of any notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of any notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than €50,000 (or its other currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in Section 5:2 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) is applicable and the conditions attached to such exemption or exception are complied with.

The notes of each series have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes of each series may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired such notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes of each series are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for listing of the notes of either series on any national securities exchange or for inclusion of the notes of either series on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in such notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes of either series, that you will be able to sell your notes at a particular time or that prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

In connection with the offering of the notes of each series, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes of the applicable series. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of notes of the applicable series to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters and/or their respective affiliates have received significant fees. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as dealer managers in connection with the Tender Offers and will receive customary fees in connection therewith. In addition, certain of the underwriters and/or their affiliates may serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or those affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially any notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of notes of the applicable series offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with acting as underwriters in various transactions for subsidiaries of the Company, certain of the underwriters for this offering are named as defendants in litigation relating to those transactions and may seek indemnification from such subsidiaries of the Company under the applicable underwriting agreement for any liability and expenses arising from such litigation.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015; and

(c)	Current Reports on Form 8-K filed on January 5, 2015, January 16, 2015, February 5, 2015, February 13, 2015, March 11, 2015, March 20, 2015, March 30, 2015 and April 15, 2015.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the consummation of the offering, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in this prospectus supplement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that is, or is considered to be, incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus supplement.

Copies of each of the documents incorporated by reference into this prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by writing or calling us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 16th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

Ally is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document Ally files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. Ally’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

LEGAL MATTERS

Certain legal matters with respect to the notes offered hereby will be passed upon for Ally by Davis Polk & Wardwell LLP. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Ally, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K filed on February 27, 2015, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference from the aforementioned Form 10-K. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Ally Financial Inc.

SENIOR GUARANTEED NOTES

GUARANTEES OF SENIOR GUARANTEED NOTES

SENIOR NOTES

SUBORDINATED NOTES

PREFERRED STOCK

Ally Financial Inc. may offer from time to time senior guaranteed notes, senior notes, subordinated notes and preferred stock in one or more offerings. The senior guaranteed notes will be unconditionally guaranteed by Ally US LLC and IB Finance Holding Company, LLC, each a subsidiary of Ally, on an unsubordinated basis.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. If the Company, directly or through agents, solicits offers to purchase the securities, the Company reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any such offer. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions. The securities offered by this prospectus, unless stated otherwise in the applicable prospectus supplement, will not be listed on any exchange, listing authority or quotation system.

Investing in the securities offered by this prospectus involves risks. See “Risk  Factors” on page 5 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

The securities offered by this prospectus will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 24, 2013

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

References in this prospectus to “Ally,” “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless the context otherwise requires.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. For the securities being sold, the prospectus supplement will include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to the Company. The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Information Incorporated by Reference; Where You Can Find More Information.”

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our Current Report on Form 8-K filed on July 9, 2013;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013; and

(d)

Current Reports on Form 8-K filed on January 10, 2013, February 5, 2013 (only the report for Items 2.01 and 9.01), April 2, 2013, April 18, 2013, April 25, 2013, May 2, 2013, May 8, 2013, May 20, 2013, May 23, 2013, May 31, 2013, June 3, 2013, June 28, 2013, July 9, 2013, July 16, 2013, July 17, 2013 (two reports), August 20, 2013, September 6, 2013, September 30, 2013, October 1, 2013, October 11, 2013, October 29, 2013, November 15, 2013, November 20, 2013, December 4, 2013 and December 20, 2013.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement, except that, unless otherwise indicated, we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

Ally is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document that Ally files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at http://www.sec.gov for further information on the public reference room. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus, including those under “Risk Factors” in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus. It does not contain all of the information that is important to you. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement containing specific information about the terms of that offering in their entirety, including the information incorporated by reference, to understand fully the terms of the securities, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” on page 5 hereof or incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward Looking Statements” on page 3.

Ally Financial Inc.

We are a leading, independent, financial services firm with $150.6 billion in assets as of September 30, 2013. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We became a bank holding company on December 24, 2008 under the Bank Holding Company Act of 1956, as amended. Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally and a leading franchise in the growing direct (internet, telephone, mobile, and mail) banking market with $51.5 billion of total external deposits at September 30, 2013.

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is (866) 710-4623.

Securities Being Offered

Ally has filed a registration statement with the SEC under a “shelf” registration procedure. Under this procedure Ally may offer and sell from time to time, in one or more series, any one or a combination of the following securities.

•	Senior Guaranteed Notes of Ally (“senior guaranteed notes”);

•	Guarantees of the Note Guarantors (the “note guarantors”) relating to the Senior Guaranteed Notes of Ally (“note guarantees”);

•	Senior Notes of Ally (“senior notes”);

•	Subordinated Notes of Ally (“subordinated notes”); and

•	Shares of Preferred Stock of Ally (“preferred stock”).

The securities will be sold for, and amounts payable with respect to any such securities will be payable in, U.S. dollars.

The Note Guarantors

The senior guaranteed notes will be guaranteed on a joint and several basis by Ally US LLC and IB Finance Holding Company, LLC, each a 100% directly owned subsidiary of Ally. Debt of the note guarantors or of subsidiaries of the note guarantors that is owed to Ally or other subsidiaries of Ally will, pursuant to the terms of one or more subordination agreements, rank junior to the note guarantees or will be held by a note guarantor.

RISK FACTORS

Investing in the securities covered by this prospectus involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include working capital; reduction, retirement or refinancing of outstanding debt; capital expenditures; redemptions or repurchases of certain outstanding securities; and acquisitions and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred dividend requirements for the periods indicated.

	Nine Months Ended September 30, 2013(a)	Year Ended December 31
		2012(a)	2011(a)	2010(a)	2009(a)	2008(a)
Ratio of earnings to fixed charges (b)	1.11	1.13	0.96	0.95	0.30	2.04
Ratio of earnings to fixed charges and preferred dividend requirements (c)	0.90	0.94	0.83	0.69	0.24	2.04

(a)

During 2013, 2012, 2011, 2010, and 2009, we committed to dispose certain operations of our Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Condensed Consolidated Financial Statements incorporated by reference herein. Refer to Note 2 to the Condensed Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(b)

The ratio indicates a less than one-to-one coverage for the years ended December 31, 2011, 2010 and 2009. Earnings for the years ended December 31, 2011, 2010, and 2009 were inadequate to cover fixed charges. The deficient amounts for the ratio were $183 million, $244 million and $3,351 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(c)

The ratio indicates a less than one-to-one coverage for the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, 2010 and 2009. Earnings for the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, 2010 and 2009 were inadequate to cover total fixed charges and preferred dividend requirements. The deficient amounts for the ratio were $330 million for the nine months ended September 30, 2013 and $292 million, $946 million, $2,104 million and $4,575 million for the years ended December 31, 2012, 2011, 2010 and 2009, respectively.

DESCRIPTION OF SENIOR GUARANTEED NOTES AND GUARANTEES OF SENIOR GUARANTEED NOTES

The following description of the terms of the senior guaranteed notes and the guarantees of the senior guaranteed notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the senior guaranteed notes offered and the extent, if any, to which the general provisions apply to the senior guaranteed notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue the senior guaranteed notes under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “1982 Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Each series of senior guaranteed notes will constitute a separate series of notes from those series previously issued under the 1982 Indenture. Those terms of a series of senior guaranteed notes that differ from or that are in addition to the terms of the 1982 Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of senior guaranteed notes. For the purposes of amending or modifying the 1982 Indenture, the holders of senior guaranteed notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the 1982 Indenture (together, the “1982 Indenture Debt Securities”).

The following description is a summary of certain provisions of the 1982 Indenture, the senior guaranteed notes, and the Guarantee Agreement (as defined below). It does not restate the 1982 Indenture, the senior guaranteed notes, or the Guarantee Agreement in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the 1982 Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Each series of senior guaranteed notes will be issued in fully registered book-entry form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. Each series of senior guaranteed notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of senior guaranteed notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of senior guaranteed notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of senior guaranteed notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of senior guaranteed notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to senior guaranteed notes that bear interest at a fixed rate, interest on each series of senior guaranteed notes will accrue from and including the date such series of senior guaranteed notes is issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to senior guaranteed notes that bear interest at a floating rate, interest on each series of senior guaranteed notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a senior guaranteed note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

Note Guarantees

Each of IB Finance and Ally US LLC (each a subsidiary of Ally and each a “note guarantor”) will, pursuant to a guarantee agreement to be dated as of the issue date of the applicable series of senior guaranteed notes (the “Guarantee Agreement”) among Ally, each note guarantor and the Trustee, jointly and severally, irrevocably and unconditionally guarantee (the “note guarantees”) on an unsubordinated basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of Ally in respect of such series of senior guaranteed notes (pursuant to the terms thereof and of the 1982 Indenture), whether for payment of (w) principal of, or premium, if any, interest or additional interest on such series of senior guaranteed notes, (x) expenses, (y) indemnification or (z) otherwise (all such obligations guaranteed by such note guarantors being herein called the “guaranteed obligations”).

Each note guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable note guarantor without rendering the note guarantee, as it relates to such note guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each note guarantee will be a continuing guarantee and shall:

(1) subject to the next succeeding paragraph, remain in full force and effect until payment in full of all the guaranteed obligations;

(2) subject to the next succeeding paragraph, be binding upon each such note guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee and the holders of such series of senior guaranteed notes and their successors, transferees and assigns.

A note guarantee of a note guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of a majority of the equity interests (including any sale, disposition or other transfer following which the applicable note guarantor is no longer a subsidiary of Ally), of the applicable note guarantor if such sale, disposition or other transfer is made in compliance with the 1982 Indenture; or

(2) the discharge of Ally’s obligations in respect of such series of senior guaranteed notes in accordance with the terms of the 1982 Indenture and such series of senior guaranteed notes.

Not all of Ally’s subsidiaries will guarantee the senior guaranteed notes. Each series of senior guaranteed notes will be structurally subordinated to all debt and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of Ally’s subsidiaries that do not provide note guarantees.

Ranking

The senior guaranteed notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all 1982 Indenture Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the senior guaranteed notes. The senior guaranteed notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The senior guaranteed notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of subsidiaries of Ally that do not provide note guarantees to the extent of the value of the assets of such subsidiaries.

Each note guarantee will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of the applicable note guarantor, and senior in right of payment to existing and future indebtedness of such note guarantor, if any, that by its terms is expressly subordinated to the note guarantee of such note guarantor. Debt of the note guarantors or of subsidiaries of the note guarantors that is owed to Ally or other subsidiaries of Ally will, pursuant to the terms of one or more subordination agreements, rank junior to the note guarantees or will be held by a note guarantor. Each note guarantee will be effectively subordinated to any secured indebtedness of such note guarantor to the extent of the value of the assets securing such debt and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries of such note guarantor.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of senior guaranteed notes will not be subject to redemption prior to maturity and there will be no sinking fund for such senior guaranteed notes.

Certain Covenants

Limitation on Liens

The 1982 Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the senior guaranteed notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The 1982 Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal (and premium, if any) due under the 1982 Indenture Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the 1982 Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the 1982 Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the 1982 Indenture.

The Guarantee Agreement will provide that no note guarantor will merge or consolidate with another corporation or sell or convey all or substantially all of its assets to another person, firm or corporation unless either it is the continuing corporation or the new corporation shall expressly assume the obligation to serve as a note guarantor of Ally’s obligations under the senior guaranteed notes and to perform and observe all of the applicable covenants and conditions to be performed by a note guarantor. In either case, the Guarantee Agreement will provide that neither the note guarantor nor any successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the 1982 Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any senior guaranteed notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of such senior guaranteed notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Limitation on Sale of Equity Interests of Note Guarantors

Ally will not be permitted to sell, dispose of or otherwise transfer any of the equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor (a “note guarantor equity sale”) unless the net sale proceeds of such note guarantor equity sale are used within five business days following the receipt by Ally of such net sale proceeds from such note guarantor equity sale to make an investment in one or more note guarantors or subsidiaries of note guarantors, including any subsidiary of Ally that becomes a note guarantor or a subsidiary of a note guarantor. For purposes of this description of notes, the term “subsidiary” when used in respect to any person shall include a direct or indirect subsidiary of such person.

Limitation on Liens on Assets of Note Guarantors

The Guarantee Agreement will provide that, so long as the applicable series of senior guaranteed notes remain outstanding, no note guarantor nor any subsidiary of a note guarantor will pledge or otherwise subject to any lien any of its property or assets to secure (a) any debt (as defined below) of Ally or any direct or indirect parent of Ally or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt described in the foregoing clause (a), in each case unless such series of senior guaranteed notes are secured by such pledge or lien equally and ratably with such debt so long as any such other debt shall be so secured; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b).

Certain Definitions Relating to Note Guarantees

“debt” shall mean, with respect to any specified person, any indebtedness of such person: (1) in respect of borrowed money of such person; (2) evidenced by bonds, notes, debentures or similar instruments issued by such person; (3) in respect of letters of credit, banker’s acceptances or other similar instruments issued on account of such person; (4) representing the portion of capital lease obligations (that does not constitute interest expense) and attributable debt in respect of sale leaseback transactions; (5) representing the balance deferred and unpaid of the purchase price of any property or services acquired by or rendered to such person due more than six months after such property is acquired or such services are completed; (6) representing obligations of such person with respect to the redemption, repayment or other repurchase of any preferred stock; and (7) hedging obligations in connection with debt referred to in clauses (1) through (6).

“person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust association, organization or other entity of any kind or nature.

Limitation on Guarantees of Debt

Ally will not permit any of its subsidiaries, other than any note guarantor, to guarantee the payment of (a) any debt of Ally or any direct or indirect parent of Ally or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt referred to in clause (a), unless in each case such subsidiary executes and delivers a joinder to the Guarantee Agreement providing for a guarantee by such subsidiary of each series of senior guaranteed notes on an unsubordinated basis; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b). In the event that any subsidiary rendering a guarantee of any senior guaranteed notes is released and discharged in full of the guarantee of all such other debt, then the guarantee of such senior guaranteed notes shall be automatically and unconditionally released and discharged.

Limitation on Asset Sales by Note Guarantors

The Guarantee Agreement will provide that no note guarantor, nor any subsidiary of a note guarantor, will make an Asset Sale (as defined below) to Ally or any subsidiary or other affiliate of Ally that is not a note guarantor or a subsidiary of a note guarantor, other than:

•

any Asset Sale on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally (as determined in good faith by such note guarantor or subsidiary or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $250 million, as determined in good faith by the board of directors of Ally, or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $500 million, subject to a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (i) the financial terms of such Asset Sale are fair to such note guarantor or subsidiary of such note guarantor, as applicable, from a financial point of view or (ii) the financial terms of such Asset Sale are not less favorable in any material respect to such note guarantor or subsidiary of such note guarantor, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an affiliate of Ally);

•	any Asset Sale to a note guarantor or to a subsidiary of a note guarantor;

•	any Asset Sale of the equity interests of a subsidiary of a note guarantor provided that such subsidiary shall become a note guarantor as of the time such Asset Sale occurs;

•

any Asset Sale in connection with financing, securitization and hedging activities conducted by Ally or any subsidiary of Ally in the ordinary course of business on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally; or

•

any Asset Sale in connection with the disposition of all or substantially all of the assets of any note guarantor in a manner permitted pursuant to the provisions described in the second paragraph above under “—Merger and Consolidation.”

“Asset Sale” means:

1.

the conveyance, sale, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of a note guarantor or any of its subsidiaries (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such property or assets) (each referred to in this definition as a “disposition”); or

2.

the issuance or sale of equity interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent received by applicable law) of any subsidiary of a note guarantor (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such equity interests), whether in a single transaction or a series of related transactions, in each case, other than:

a.

any disposition of property or assets by a note guarantor or subsidiary of a note guarantor or issuance of securities by a subsidiary of a note guarantor to a note guarantor or another subsidiary of a note guarantor;

b.

any disposition of cash or cash equivalents other than the disposition of any cash or cash equivalents that represent proceeds from the disposition of property or assets or the sale or the issuance or sale of capital stock (collectively, “Subject Assets”), and the disposition of such Subject Assets (if made in lieu of such disposition of cash or cash equivalents) would not otherwise comply with the covenant “Limitation on Asset Sales by Note Guarantors”;

c.

any disposition of property or assets by any note guarantor or subsidiary of a note guarantor or issuance or sale of equity interests of any subsidiary of a note guarantor which property, assets or equity interests, as applicable, so sold or issued in any transaction or series of related transactions, have an aggregate fair market value (as determined in good faith by such note guarantor or subsidiary) of less than $25 million;

d.	the granting of any lien permitted by the covenant described above under “—Limitation on Liens on Assets of Note Guarantors”; and

e.	foreclosure on assets or property.

Limitation on Transactions with Affiliates

The Guarantee Agreement will provide that each note guarantor will not, and will not permit any of its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any affiliate of Ally involving aggregate consideration in excess of $25 million (each of the foregoing, an “affiliate transaction”), unless: (i) such affiliate transaction is on terms that are not less favorable in any material respect to such note guarantor or the relevant subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by such note guarantor or such subsidiary with an unaffiliated party; and (ii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $250 million, such affiliate transaction is approved by the board of directors of Ally; and (iii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $500 million, Ally must obtain and deliver to the trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to such note guarantor or such subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

1.	any disposition permitted under the covenant “—Limitation on Asset Sales by Note Guarantors”;

2.	the payment of reasonable and customary fees and indemnities to members of the board of directors of Ally or a subsidiary;

3.

the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of Ally or any subsidiary;

4.	transactions between or among any note guarantor or subsidiary of a note guarantor and any other note guarantor or any subsidiary of a note guarantor;

5.	the issuance of equity interests of any note guarantor otherwise permitted hereunder and capital contributions to any note guarantor;

6.

any agreement or arrangement as in effect on the issue date of the senior guaranteed notes and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the senior guaranteed notes in any material respect; and

7.	transactions with GM or any of its subsidiaries, or any customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any senior guaranteed notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 1982 Indenture or any series of senior guaranteed notes unless such consideration is offered to be paid or agreed to be paid to all holders of such senior guaranteed notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the 1982 Indenture

The 1982 Indenture contains provisions permitting Ally and the Trustee to modify or amend the 1982 Indenture or any supplemental Indenture or the rights of the holders of the 1982 Indenture Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the 1982 Indenture Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each 1982 Indenture Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any 1982 Indenture Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each 1982 Indenture Debt Security so affected; or

•

reduce the aforesaid percentage of 1982 Indenture Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all 1982 Indenture Debt Securities then outstanding under the 1982 Indenture.

The 1982 Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the 1982 Indenture, without the consent of the holders of the 1982 Indenture Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of 1982 Indenture Debt Securities;

•

to permit or facilitate the issuance of 1982 Indenture Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the 1982 Indenture as shall not adversely affect the interests of the holders of any 1982 Indenture Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of a particular series of senior guaranteed notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of senior guaranteed notes (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in that series of senior guaranteed notes: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders”, the covenant described under “—Certain Covenants—Limitation on Sale of Equity Interests of Note Guarantors”, the covenant described in the first paragraph under “—Certain Covenants—Limitation on Guarantees of Debt” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other 1982 Indenture Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of senior guaranteed notes.

The Guarantee Agreement will contain provisions:

•

permitting Ally, the note guarantors and the Trustee to modify or amend the Guarantee Agreement with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of senior guaranteed notes voting together as a single class provided that, without the consent of the holder of each senior guaranteed note of such series, no such modification shall, except with respect to the covenant described in the second paragraph under “—Certain Covenants—Merger and Consolidation,” the covenant described under “—Certain Covenants—Limitation on Liens on Assets of Note Guarantors,” the covenant described in the second paragraph under “—Certain Covenants—Limitation on Guarantees of Debt,” the covenant described under “—Certain Covenants—Limitation on Asset Sales by Note Guarantors” and the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” and as otherwise expressly permitted, modify the note guarantees in any way adverse to the holders of such senior guaranteed notes; and

•

permitting Ally, the note guarantors and the Trustee without the consent of the holders of the applicable series of senior guaranteed notes to (i) enter into modifications or amendments to the Guarantee Agreement to add note guarantors, (ii) provide for the assumption by a successor guarantor of the obligations under the Guarantee Agreement, (iii) release any note guarantee in accordance with the terms of the 1982 Indenture and the Guarantee Agreement, (iv) add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of such senior guaranteed notes, (v) cure any ambiguity or correct or supplement any provision contained therein which may be defective or inconsistent with any other provision contained therein, (vi) make such other provisions in regard to matters or questions arising under the Guarantee Agreement as shall not adversely affect the interests of the holders of any senior guaranteed notes of such series and (vii) evidence and provide for a successor trustee.

Events of Default

An event of default with respect to a series of senior guaranteed notes is defined in the 1982 Indenture as being (the “Indenture Events of Default”):

•	default in payment of any principal or premium, if any;

•	default for 30 days in payment of any interest;

•

default in the performance of any other covenant in the 1982 Indenture or such series of senior guaranteed notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of such senior guaranteed notes at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

Furthermore, an event of default (the “Guarantee Event of Default,” and a Guarantee Event of Default or any Indenture Event of Default, an “Event of Default”) shall have occurred if at any time (a) any note guarantee of any note guarantor ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the 1982 Indenture), (b) any note guarantee of any note guarantor is declared null and void and unenforceable or found to be invalid or (c) any note guarantor asserts in writing that its note guarantee is not in effect or is not its legal, valid or binding obligation (other than by reason of release of a note guarantor from its note guarantee in accordance with the terms of the applicable Indenture and the note guarantee).

In case any of the first, second or third Indenture Events of Default above, or the Guarantee Event of Default, shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the 1982 Indenture Debt Securities affected thereby then outstanding may declare the principal amount of all of the 1982 Indenture Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Indenture Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the 1982 Indenture Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding 1982 Indenture Debt Securities to be due and payable. Any Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the applicable series of senior guaranteed notes, or of all the outstanding 1982 Indenture Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of 1982 Indenture Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the 1982 Indenture. The 1982 Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of a series of senior guaranteed notes shall vote as a separate class from the holders of the other 1982 Indenture Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of senior guaranteed notes and no other series of 1982 Indenture Debt Securities.

Subject to the provisions of the 1982 Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 1982 Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the 1982 Indenture Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The 1982 Indenture shall cease to be of further effect with respect to a series of senior guaranteed notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all senior guaranteed notes of such series theretofore authenticated (other than any senior guaranteed notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such senior guaranteed notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all senior guaranteed notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the 1982 Indenture by Ally with respect to the senior guaranteed notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of senior guaranteed notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of senior guaranteed notes, create and issue further notes ranking equally with the existing series of senior guaranteed notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing senior guaranteed notes and have the same terms as to status, redemption or otherwise as such senior guaranteed notes.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of senior guaranteed notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 8W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The 1982 Indenture provides that the Trustee, prior to the occurrence of an Event of Default of a series of senior guaranteed notes and after the curing of all such Events of Default of such series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the 1982 Indenture. If any such Event of Default has occurred (which has not been cured) with respect to a particular series of senior guaranteed notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the 1982 Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The 1982 Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of senior guaranteed notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the 1982 Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The 1982 Indenture is and the senior guaranteed notes will be governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF SENIOR NOTES

The following description of the terms of the senior notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the senior notes offered and the extent, if any, to which the general provisions apply to the senior notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue the senior notes under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “1982 Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Each series of senior notes will constitute a separate series of notes from those series previously issued under the 1982 Indenture. Those terms of a series of senior notes that differ from or that are in addition to the terms of the 1982 Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of senior notes. For the purposes of amending or modifying the 1982 Indenture, the holders of senior notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the 1982 Indenture (together, the “1982 Indenture Debt Securities”).

The following description is a summary of certain provisions of the 1982 Indenture and the senior notes. It does not restate the 1982 Indenture or the senior notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the 1982 Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Each series of senior notes will be issued in fully registered book-entry form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. Each series of senior notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of senior notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of senior notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of senior notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of senior notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to senior notes that bear interest at a fixed rate, interest on each series of senior notes will accrue from and including the date such series of senior notes is issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to senior notes that bear interest at a floating rate, interest on each series of senior notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a senior note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

No Guarantees

None of Ally’s subsidiaries will guarantee the senior notes.

Ranking

The senior notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all 1982 Indenture Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the senior notes. The senior notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The senior notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of each of Ally’s subsidiaries to the extent of the value of the assets of such subsidiaries.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of senior notes will not be subject to redemption prior to maturity and there will be no sinking fund for such senior notes.

Certain Covenants

Limitation on Liens

The 1982 Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the senior notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The 1982 Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal (and premium, if any) due under the 1982 Indenture Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the 1982 Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the 1982 Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the 1982 Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the 1982 Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any senior notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of such senior notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any senior notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 1982 Indenture or any series of senior notes unless such consideration is offered to be paid or agreed to be paid to all holders of such senior notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the 1982 Indenture

The 1982 Indenture contains provisions permitting Ally and the Trustee to modify or amend the 1982 Indenture or any supplemental Indenture or the rights of the holders of the 1982 Indenture Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the 1982 Indenture Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each 1982 Indenture Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any 1982 Indenture Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each 1982 Indenture Debt Security so affected; or

•

reduce the aforesaid percentage of 1982 Indenture Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all 1982 Indenture Debt Securities then outstanding under the 1982 Indenture.

The 1982 Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the 1982 Indenture, without the consent of the holders of the 1982 Indenture Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of 1982 Indenture Debt Securities;

•

to permit or facilitate the issuance of 1982 Indenture Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the 1982 Indenture as shall not adversely affect the interests of the holders of any 1982 Indenture Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of a particular series of senior notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of senior notes (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in that series of senior notes: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other 1982 Indenture Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of senior notes.

Events of Default

An event of default with respect to a series of senior notes is defined in the 1982 Indenture as being (the “Events of Default”):

•	default in payment of any principal or premium, if any;

•	default for 30 days in payment of any interest;

•

default in the performance of any other covenant in the 1982 Indenture or such series of senior notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of such senior notes at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

In case any of the first, second or third Events of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the 1982 Indenture Debt Securities affected thereby then outstanding may declare the principal amount of all of the 1982 Indenture Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the 1982 Indenture Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding 1982 Indenture Debt Securities to be due and payable. Any Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the applicable series of senior notes, or of all the outstanding 1982 Indenture Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of 1982 Indenture Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the 1982 Indenture. The 1982 Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of a series of senior notes shall vote as a separate class from the holders of the other 1982 Indenture Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of senior notes and no other series of 1982 Indenture Debt Securities.

Subject to the provisions of the 1982 Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 1982 Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the 1982 Indenture Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The 1982 Indenture shall cease to be of further effect with respect to a series of senior notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all senior notes of such series theretofore authenticated (other than any senior notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such senior notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all senior notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the 1982 Indenture by Ally with respect to the senior notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of senior notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of senior notes, create and issue further notes ranking equally with the existing series of senior notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing senior notes and have the same terms as to status, redemption or otherwise as such senior notes.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of senior notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 8W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The 1982 Indenture provides that the Trustee, prior to the occurrence of an Event of Default of a series of senior notes and after the curing of all such Events of Default of such series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the 1982 Indenture. If any such Event of Default has occurred (which has not been cured) with respect to a particular series of senior notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the 1982 Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The 1982 Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of senior notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the 1982 Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The 1982 Indenture is and the senior notes will be governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF SUBORDINATED NOTES

Under our subordinated indenture, we may issue subordinated notes in one or more series. These subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture (including any applicable supplemental indentures), to all of our “senior indebtedness”. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, the authorized capital stock of Ally Financial Inc. consists of 396,339,871 shares of capital stock, of which 1,547,779 shares are shares of common stock, $0.01 par value per share, and 394,792,092 shares are shares of preferred stock, $0.01 par value per share, issuable in series. As of the date of this prospectus, of the 394,792,092 authorized shares of preferred stock, 160,870,560 are designated as Preferred Stock, Series A (“Series A preferred stock”), 8,330 are designated as Preferred Stock, Series C (“Series C preferred stock”), 2,576,601 are designated as Preferred Stock, Series E (“Series E preferred stock”), 228,750,000 are designated as Preferred Stock, Series F-2 (“Series F-2 preferred stock”) and 2,576,601 are designated as Preferred Stock, Series G (“Series G preferred stock”).

As of September 30, 2013, 1,330,970 shares of common stock were issued and outstanding; 40,870,560 shares of Series A preferred stock were issued and outstanding; 2,576,601 shares of Series G preferred stock were issued and outstanding; and 118,750,000 shares of Series F-2 preferred stock were issued and outstanding. No other shares of preferred stock were issued and outstanding as of September 30, 2013. As of the date of this prospectus, no shares of our Series F-2 preferred stock are outstanding and 1,547,637 shares of common stock are outstanding.

To the extent authorized, we may issue preferred stock under the currently existing series of preferred stock. In addition, we may issue new series of preferred stock.

The following discussion of the material provisions of the preferred stock, Ally’s Amended and Restated Certificate of Incorporation and Bylaws are qualified in their entirety by reference to such Amended and Restated Articles of Incorporation and Bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

When Ally offers to sell a particular series of preferred stock, Ally will describe the specific terms of such preferred stock in a supplement to this prospectus. The preferred stock will be issued under a certificate of designation, which forms, or will form, a part of Ally’s Amended and Restated Certificate of Incorporation at the time such preferred stock is issued. The form of articles of amendment relating to the certificate of designation of a series of preferred stock will be incorporated by reference in the registration statement of which this prospectus forms a part. The terms of the preferred stock offered by any prospectus supplement may differ from the general terms set forth in this prospectus.

Ally may issue shares of preferred stock in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other securities. Prior to authorizing or issuing preferred stock that would rank senior to Ally’s common stock with respect to dividends or distributions, including upon a sale or liquidation of Ally, Ally is required to obtain approval by an affirmative vote or consent of the holders of at least a majority of the outstanding common stock of Ally, including at least two holders of such outstanding common stock. Notwithstanding the foregoing, Ally is permitted to issue up to 120,000,000 shares of Series A preferred stock without common stockholder approval. In addition, the certificates of designation of the Series A preferred stock and the Series G preferred stock each provide that Ally may not authorize or issue any capital stock that ranks senior to the respective series of preferred stock with respect to dividends or upon a sale or liquidation of Ally without the affirmative vote or consent of the holders of the Series A preferred stock and the Series G preferred stock, respectively.

If Ally offers preferred stock, the terms of any particular series of preferred stock, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable) the voting rights (if any), designations, powers, preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock. The applicable prospectus supplement will also describe any restrictions to which the preferred stock being offered will be subject pursuant to the terms of Ally’s then-outstanding capital stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Ally or to remove present management and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of Ally. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.

Any preferred stock that we issue will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock. In addition, under certain circumstances, preferred stock could also restrict dividend payments to our holders of common stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Unless otherwise stated in the applicable prospectus supplement and except as set forth below, debt securities described in this prospectus (“notes”) and the applicable prospectus supplement will be issued in registered, global form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed on July 9, 2013, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference from the aforementioned Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.